CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITAITONS OF

SERIES J-1 PREFERRED STOCK OF

GT BIOPHARMA, INC.

GT BIOPHARMA, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Second Restated Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by resolutions adopted to be effective on April 3, 2019, duly determined that 3,000,000 of the authorized shares of Preferred Stock, $.01 par value per share, of the Corporation shall be designated "Series J-1 Preferred Stock," and duly adopted a resolution providing for the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series J-1 Preferred Stock, which resolution is as follows:
"RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Second Restated Certificate of Incorporation of the Corporation, as amended, hereby authorizes the issuance of 3,000,000 shares of Preferred Stock, $.01 par value, of the Corporation, which shall be designated as "Series J-1 Preferred Stock" (the "Series J-1 Preferred Stock"), with each share of Series J-1 Preferred Stock having a stated value of $1.00 (the "Stated Value") and having the following designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions:
1.           Definitions.
As used herein, the following terms shall have the following meanings:
(a)           "Board" shall mean the Board of Directors of the Corporation.
(b)           "Common Stock" shall mean the Corporation's common stock, par value $0.001 per share.
(c)           "Issuance Date" shall mean the date on which the first share of Series J-1 Preferred Stock is issued.
(d)           "Liquidation" shall mean any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.
(e)           "Preferred Stock" shall mean the Corporation's preferred stock, par value $.01 per share.
(f)           "Securities Act" shall mean the Securities Act of 1933, as amended.

2.           Rank.  The Series J-1 Preferred Stock will rank on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series J-1 Preferred Stock.
3.           Dividends. Shares of Series J-1 Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series J-1 Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.
4.           Voting Rights.  Shares of Series J-1 Preferred Stock will have the same voting rights as shares of common stock with each share of Series J-1 Preferred Stock entitled to vote on an as-converted basis at a meeting of the shareholders of the Corporation.
5.           Liquidation Preference.  In the event of our liquidation, dissolution or winding up, holders of the Series J-1 Preferred Stock will be on parity with the holders of our common stock and will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.
6.           Conversion Rights.  The holders of shares of Series J-1 Preferred Stock shall have the following conversion rights:
A.           Conversion Rate.  Each share of the Series J-1 Preferred Stock is convertible into  shares of Common Stock determined by dividing the Stated Value by the Set Price (the "Set Price") or by the New Set Price as determined in Section 6M, whichever is lower, at any time at the option of the holder.  The initial Set Price is $0.60.
B.           Upon Extraordinary Common Stock Event.  Upon the happening of an Extraordinary Common Stock Event, shares of Series J-1 Preferred Stock shall be impacted in the same way our shares of common stock were impacted by the Extraordinary Common Stock Event.  An "Extraordinary Common Stock Event" shall mean:  (i) the issuance of additional shares of Common Stock as a dividend or other distribution on the outstanding shares of Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, in each case other than pursuant to a transaction provided for in Section 6C or 6D.
C.           Capital Reorganization or Reclassification.  If the shares of Common Stock issuable upon conversion of Series J-1 Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6B, or a reorganization, merger, consolidation or sale of assets provided for in Section 6D), then and in each such event, the holders of shares of Series J-1 Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series J-1 Preferred Stock were convertible immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

D.           Reorganization, Merger or Consolidation.  If at any time or from time to time there shall be a reorganization, reclassification or recapitalization of the capital stock (other than a subdivision, combination, reorganization, reclassification or exchange of shares provided for elsewhere in this Section 6) (a "Reorganization"), then as a part of such Reorganization, provision shall be made so that each holder of Series J-1 Preferred Stock shall thereafter be entitled to receive upon conversion of such shares of Series J-1 Preferred Stock, the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock into which such holder's shares of Series J-1 Preferred Stock were convertible immediately prior to such Reorganization would have been entitled upon consummation of such Reorganization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series J-1 Preferred Stock after the Reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Value then in effect, and the number of shares of Common Stock issuable upon conversion of the Series J-1 Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.
E.           Exercise of Conversion Privilege.  To exercise the conversion right set forth in Section 6A, a holder of shares of Series J-1 Preferred Stock shall surrender the certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares.  Such notice shall also state the name or names (with address or addresses) in which the certificates for shares of Common Stock issuable upon such conversion shall be issued.  The certificates for shares of Series J-1 Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.  The date when such written notice is received by the Corporation, together with the certificates representing the shares of Series J-1 Preferred Stock being converted, shall be deemed the "Conversion Date."  As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver certificates to each holder of shares of Series J-1 Preferred Stock so converted, or on its written order, such certificates as it may request, for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series J-1 Preferred Stock in accordance with the provisions of this Section 6, and cash as provided in Section 6J, in respect of any fraction of a share of Common Stock issuable upon such conversion.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series J-1 Preferred Stock shall cease and the person or persons in whose name or names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

F.           Cash in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon any conversion of shares of Series J-1 Preferred Stock.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series J-1 Preferred Stock, the Corporation shall pay to the holder of shares of Series J-1 Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the Conversion Date.  The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series J-1 Preferred Stock so converted at any one time by any holder thereof, and not upon each share of Series J-1 Preferred Stock so converted.
G.           Partial Conversion.  In the event some but not all of the shares of Series J-1 Preferred Stock represented by a certificate surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series J-1 Preferred Stock which were not converted.
H.           Reservation of Common Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series J-1 Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series J-1 Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series J-1 Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
I.           No Reissuance of Series J-1 Preferred Stock.  Shares of Series J-1 Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.
J.           Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of any shares of Series J-1 Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series J-1 Preferred Stock which are being converted.
K.           Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Series J-1 Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series J-1 Preferred Stock in any manner which interferes with the timely conversion of such shares of Series J-1 Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

L.          Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series J-1 Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates, and any Persons acting as a group together with such Holder or any of such Holder's Affiliates (such Persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series J-1 Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6L, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6L applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6L, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series J-1 Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6L applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series J-1 Preferred Stock held by the Holder and the provisions of this Section 6L shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6L to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

M. New Set Price; Most Favored Nations.  Except in connection with the issuance of securities associated with (a) shares of Common Stock or options to employees, officers, consultants or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, so long as such issuances in the aggregate do not exceed ten percent (10%) of the issued and outstanding shares of Common Stock at any given point in time and such issuances are issued at or above the then current market price, or (b) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the Issuance Date, provided that such securities have not been amended since the Issuance Date to increase the number of such securities or to decrease the exercise or conversion price of any such securities, if the Corporation, at any time while the Preferred Stock is outstanding, shall issue (i) any securities including but not limited to shares of Common Stock or preferred stock or securities convertible or exercisable into shares of Common Stock (the "Dilutive Securities") to any person or entity (a "Holder") entitling a Holder to acquire shares of Common Stock at a price per share (the "Effective Price") less than the Set Price then in effect, or (ii) any rights, options or warrants (the "Dilutive Rights") to holders of Common Stock  (the "Existing Holders") entitling a Holder or Existing Holders to subscribe for or purchase shares of Common Stock at a price per share (the "Effective Price") less than the Set Price then in effect, then and in each such case the then existing Set Price shall be reduced to a price equal to the Effective Price (the "New Set Price").  Such adjustment shall be made automatically without the need for further documentation whenever such Dilutive Securities or Dilutive Rights are issued, and shall become effective immediately upon the date of issuance of such Dilutive Securities or Dilutive Rights. In addition to the foregoing, at any time while the Series J-1 Preferred Stock is outstanding, in part or in whole, if the Corporation enters into an agreement for equity and/or debt financing whereby any of the terms of such financing are more favorable than those provided herein (the "More Favorable Terms"), then the Series J-1 Preferred Stock shall be amended to have the More Favorable Terms (the "Amendment") and the Corporation shall perform all acts necessary to effectuate such Amendment.

7.           Miscellaneous.
(a)           The Corporation covenants that all shares of Common Stock which may be issued upon conversions of shares of Series J-1 Preferred Stock will upon issuance be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.
(b)           No share or shares of Series J-1 Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise, shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
The number of shares of Series J-1 Preferred Stock is 3,000,000, none of which have been issued.
IN WITNESS WHEREOF, this Certificate of Designation has been signed by an authorized officer of the Corporation as of the date first written above.
By:
 /s/ Anthony Cataldo
Name:  Anthony Cataldo
Title: CEO
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